UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2025

Actelis Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41375	52-2160309
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4039 Clipper Court, Fremont, CA 94538
(Address of principal executive offices)

(510) 545-1045

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ASNS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Retirement of Directors

Effective February 1, 2025, Joseph Moscovitz retired as a director of Actelis Networks, Inc. (the “Company”). Mr. Moscovitz informed the Company that his departure was not the result of any disagreements on any matter related to the Company’s operations, policies or practices.

Appointment of Director

Effective as of February 1, 2025, the Board appointed Mr. Niel Ransom as a Class I director of the Company until the Company’s 2026 annual shareholders meeting, and as a member of each of the audit, nominations and corporate governance committees of the Company’s board of directors. Mr. Ransom will chair the corporate governance committee. The board of directors has determined that Mr. Ransom is “independent” under applicable Nasdaq listing standards and applicable SEC rules. No family relationship exists between Mr. Ransom and any of the Company’s directors or executive officers. There are no arrangements or understandings between Mr. Ransom and any other person pursuant to which Mr. Ransom was selected as a director of the Company, nor are there any transactions to which the Company is or was a participant and in which Mr. Ransom had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

Dr. Ransom, age 75, is a seasoned professional with five decades of experience in the communications, networking, and venture capital. From 2018 to 2024, he was a Partner at Celesta Capital, a venture capital firm investing in and directing deep-tech startups. He served as a director of Radisys Corp (NASDAQ: RSYS). between August 2010 and June 2018, of Cyan, Inc (NYSE: CYNI) from June 2009 and August 2015, of AppliedMicro NASDAQ: AMCC) from July 2006 to August 2009, and of ECI Telecom (NASDAQ: ECIL) from June 2006 to September 2007. Mr. Ransom was a principal of Ransomshire Associates, Inc., an advisory firm he founded in 2005. He previously served as Chairman of Saguna Networks, a provider of MobileEdge computing solutions, and Chairman of Teknovus, a provider of fiber-to-the-home semiconductors. He served on the board of directors of Kbro (CATV service provider in Taiwan), CoreOptics (optical networking modules), Turin Networks (carrier ethernet equipment), Overture Networks (Broadband service optimization solutions), DesignArt Networks (semiconductors for mobile base stations), Capella Photonics (wavelength selective switch), OPNT (optical positioning navigation and timing), and Polatis (fiber switching systems. Previously, as worldwide Chief Technology Officer of Alcatel (telecommunications equipment provider) and a member of its Executive Committee, he was responsible for research, corporate strategy, intellectual property and R&D investment. Prior to that, he directed Alcatel's access and metro optical business in North America. Earlier in his career, he directed the Advanced Technology Systems Center at BellSouth and various development and applied research organizations in voice and data switching at Bell Laboratories. He holds a Ph.D. in electrical engineering from the University of Notre Dame, BSEE and MSEE degrees from Old Dominion University, and an MBA from the University of Chicago.

For his services as an independent director of the Company, Mr. Ransom is entitled to an annual cash retainer of $10,000 for his service on our board of directors and an annual cash retainer of $2,000 for his or her service on a committee of our board of directors. In addition, for his position as a chairperson of the audit committee, Mr. Ransom will receive an additional $5,000 annually.

 On February 4, 2025, the Company issued a press release announcing Mr. Ransom’s appointment to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release, dated February 4, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTELIS NETWORKS, INC.

Dated: February 4, 2025	By:	/s/ Tuvia Barlev
	Name:	Tuvia Barlev
	Title:	Chief Executive Officer